Press Release

For Further Information:
Kraton Polymers LLC
Analyst: Andrew Weaver 281-504-4852
Media: Richard Ott 281-504-4720

Kraton Polymers Announces the Appointment of Former Lyondell Chairman and CEO Dan F. Smith as
Chairman of its Board of Directors

HOUSTON – February 4, 2008 – Kraton Polymers LLC (Kraton) today announces the appointment of Dan F. Smith as Chairman of its Board of Directors. Mr. Smith succeeds Kelvin Davis, a Partner of TPG Capital, who has served as Kraton’s Chairman since 2004. Mr. Davis remains a member of Kraton’s Board.

In addition, Kevin M. Fogarty and Kevin G. O’Brien were also named to Kraton’s Board of Directors effective January 31, 2008. Mr. Fogarty, Kraton’s President and Chief Executive Officer, will also serve as a member of the Executive Committee, replacing George B. Gregory who resigned as a member of the Board and the Executive Committee.

Mr. O’Brien, a managing director of CCMP Capital Advisors, LLC, will also serve as a member of the Audit Committee of Kraton, replacing Timothy Walsh, a managing director of CCMP who resigned as a member of the Audit Committee. Mr. Walsh remains a member of Kraton’s Board.

“I have been honored to serve as Kraton’s Chairman these past three years,” said Mr. Davis. “Mr. Smith’s proven leadership, experience, and achievements in the chemical and polymer industry will prove invaluable to Kraton in pursuit of its strategic objectives. On behalf of all our shareholders, we welcome Mr. Smith to Kraton’s Board.”

Mr. Smith began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer. He was elected Chief Executive Officer of Lyondell in December 1996. Since 1997, Mr. Smith has also served as Chief Executive Officer of Equistar Chemicals, LP, and since December 1, 2004, he has served as the Chief Executive Officer of Millennium Chemicals Inc. Equistar and Millennium are wholly owned subsidiaries of Lyondell. In addition, Mr. Smith serves on the Board of Directors of Cooper Industries. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a B.S. degree in Chemical Engineering. Mr. Smith retired in January, 2008 as Chairman, President and Chief Executive Officer of Lyondell Chemical Company following the acquisition of Lyondell by Basell.

“I have admired Kraton’s brand, technology leadership, and global market position for years.” said Mr. Smith. “I certainly look forward to now serving on the Board, working directly with TPG and CCMP, and advising its capable leadership team in support of Kraton’s strategy to continue innovating and growing on a global scale.”

About Kraton

Kraton is a leading global engineered polymer company and, we believe, the world’s largest producer of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by us over forty years ago. SBCs are highly-engineered thermoplastic elastomers, which enhance the performance of numerous products by delivering a variety of attributes, including greater flexibility, resilience, strength, durability and processability. Kraton polymers are used in a wide range of applications including adhesives, coatings, consumer and personal care products, sealants, lubricants, medical, packaging, automotive, paving, roofing, and footwear products. Kraton has the leading position in nearly all of its core markets and is the only producer of SBCs with global manufacturing capability. Its production facilities are located in the United States, Germany, France, The Netherlands, Brazil, and Japan.

Kraton, the Kraton logo and design, and “Giving Innovators their Edge” tagline are trademarks of Kraton Polymers LLC.

Forward Looking Statements

This press release includes “forward-looking statements” which are statements other than statements of historical fact and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions.  All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.